LegalZoom Announces Appointment of Nathan Gooden to Board of Directors
MOUNTAIN VIEW, California - November 19, 2024 - LegalZoom (Nasdaq: LZ) announced today that Nathan Gooden has been appointed to its Board of Directors, effective immediately. Mr. Gooden was also appointed to LegalZoom’s Audit Committee and Compensation Committee.
John Murphy, LegalZoom’s Lead Independent Director, stated, “We are pleased to welcome Nathan to the Board. His experience leading finance functions across multiple small business and ecommerce technology-focused organizations is directly applicable to the strategic direction of LegalZoom, and we are confident he will make significant contributions to our Board as we continue to focus on achieving high-value customer growth and durable margin expansion.”
Jeff Stibel, LegalZoom’s Chief Executive Officer and Chairman, added, “Nathan’s deep understanding of our customer base and experience driving the financial success of subscription oriented businesses will be uniquely valuable as we focus on reaccelerating LegalZoom’s subscription revenue growth and leading the business toward increasing profitability. His addition further strengthens the operational depth of our Board and reflects our consistent focus on delivering results for shareholders.”
Mr. Gooden currently serves as Chief Financial Officer of Squarespace, Inc., the design-driven platform helping entrepreneurs build brands and businesses online, a position he has held since October 2022. Prior to Squarespace, Mr. Gooden served as Chief Financial Officer of Amazon Alexa from January 2017 to October 2022. Earlier in his career, Mr. Gooden served as Chief Financial Officer of Spacepointe Limited, a global payments technology company, from January 2016 to December 2016. He was also a founding member of Solavei LLC, a social commerce company, where he served as Chief Financial Officer from June 2014 to February 2016. Mr. Gooden began his career at PricewaterhouseCoopers LLP, where he spent five years as a lead auditor.
Following Mr. Gooden’s appointment, LegalZoom’s Board of Directors is composed of six directors, five of whom are independent.
About LegalZoom
LegalZoom is a leading online platform for business formation in the United States. Driven by a mission to unleash entrepreneurship, LegalZoom delivers comprehensive legal and compliance products and expertise for small business owners through easy-to-use technology. From free business formations to business management solutions and professional advisory services, LegalZoom supports millions of small business owners and their families throughout the entrepreneurial journey. Founded on the belief that everyone should have affordable access to legal and financial expertise, LegalZoom empowers entrepreneurs to make their dream a reality. For more information, please visit www.legalzoom.com.
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